EXHIBIT 5.1

HUNTON & WILLIAMS LLP
200 PARK AVENUE
NEW YORK, NEW YORK 10166-0005

TEL	212 • 309 • 1000
FAX	212 • 309 • 1100

FILE NO: 41147.000351

April 25, 2008

Philip Morris International Inc.

120 Park Avenue

New York, NY 10017

Re:	Legality of Securities to be Registered
Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the registration by the Company of an indeterminate amount of its Debt Securities (the “Debt Securities”) and Warrants to Purchase Debt Securities (the “Debt Warrants”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Debt Securities will be offered pursuant to an Indenture (the “Indenture”), dated as of April 25, 2008, between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”). The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”) to be entered into between the Company and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement relating to the particular issuance of Debt Warrants. The Debt Securities and Debt Warrants are to be issued in one or more series and will be offered on a continuous or delayed basis pursuant to Rule 415 of the Act, from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company;

April 25, 2008

(ii)	the Amended and Restated By-laws of the Company;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration of the Debt Securities and the Debt Warrants;

(iv)	the Registration Statement, the Prospectus contained therein and the documents incorporated therein by reference;

(v)	the Indenture;

(vi)	the form of Debt Securities; and

(vii)	the form of Debt Warrant Agreement.

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Debt Securities, when issued in accordance with the terms thereof and of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2. The Debt Warrants, when issued in accordance with the terms thereof and of the applicable Debt Warrant Agreement, will be the valid, binding and enforceable obligations of the Company.

The opinions set forth above are subject to the qualification that the validity and enforcement of the Company’s obligations under the Indenture, the Debt Securities, any Debt Warrant Agreement and the Debt Warrants may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality,

April 25, 2008

unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to statements referring to our firm under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP

02542 / 08091